SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________________

FORM 8-K

Current Report

Dated May 27, 2009

of

ZALE CORPORATION

A Delaware Corporation
IRS Employer Identification No. 75-0675400
SEC File Number 001-04129

901 West Walnut Hill Lane
Irving, Texas  75038
(972) 580-4000

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          On May 27, 2009, Zale Corporation (the “Company”) appointed Matthew W. Appel as its Executive Vice President of Finance, and effective June 15, 2009, Mr. Appel will also serve as the Company’s Chief Financial Officer.

          Mr. Appel, age 53, joined the Company from ExlService Holdings, Inc., a provider of business process outsourcing services, where he served as Vice President and Chief Financial Officer since 2007.  Prior to ExlService Holdings, Mr. Appel worked for Electronic Data Systems, a provider of information technology, applications and business process outsourcing services, where he joined in 2003 as Vice President, Finance and Administration Business Process Outsourcing. At Electronic Data Systems, he subsequently served as Vice President, Business Process Outsourcing Product Management, with responsibility for strategy and business plan development, investment prioritization, product lifecycle management and new product development.

          Pursuant to the terms of the offer letter between the Company and Mr. Appel, Mr. Appel will receive (1) $400,000 per annum in base compensation, (2) options to purchase 100,000 shares of common stock at a purchase price of $4.01 per share (the closing price on the May 27, 2009, date of grant), subject to four year vesting, (3) 20,000 shares of restricted stock, subject to four year vesting, (4) an annual incentive bonus based upon the Company’s financial performance, with a target level of 75% of base compensation and a maximum level of 150% of base compensation, and (5) customary benefits including vacation.  In addition, the Company agreed to enter into an Employment Security Agreement (“ESA”) for the benefit of Mr. Appel on terms generally consistent with existing employment security agreements with other senior executives.  Among other things, the ESA provides for: (a) severance in the event of a “Qualifying Termination” other than following “Change of Control,” both as defined in the ESA in the amount of six (6) months salary and average earned bonus; and (b) severance in the event of a “Qualifying Termination” following a “Change of Control,” both as defined in the ESA in the amount of thirty six (36) months salary and average earned bonus, subject to a Section 280G conditional cap.

          Effective June 15, 2009, Cynthia T. Gordon, currently interim Chief Financial Officer, will continue to serve as Senior Vice President and Controller.

Item 9.01	Financial Statements and Exhibits.

10.1	Matthew W. Appel Offer Letter as of May 20, 2009

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION
Registrant

Date:	June 2, 2009	By: /s/ Cynthia T. Gordon
Cynthia T. Gordon
Senior Vice President, Controller and
Interim Chief Financial Officer
(principal accounting and financial officer
of the Registrant)